NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium files 2013 Annual Report

March 4, 2014

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today that the 2013 Annual Report, including Management’s Discussion and Analysis and Audited Consolidated Financial Statements, and the Annual Information Form (AIF) are available on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov (through the filing of Agrium’s Form 40-F), and the Canadian Securities Administrators’ website at www.sedar.com. The Annual Report has also been posted on the company’s website at www.agrium.com.

Shareholders may request a hard copy of the 2013 Annual Report, including audited financial statements, free of charge by contacting Agrium through our web page or alternatively, through the following website: https://www.orderannualreports.com.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com